UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A (Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Liquidmetal Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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30452 Esperanza

Rancho Santa Margarita, California  92688

NOTICE OF

2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD NOVEMBER 15, 2007

To the Stockholders of Liquidmetal Technologies, Inc.:

You are cordially invited to attend the annual meeting of stockholders of Liquidmetal Technologies, Inc., which will be held at the Courtyard Marriott, 27492 Portola Parkway, Foothill Ranch, California, on Thursday, November 15, 2007, at 10:00 a.m., local time, for the following purposes:

1.     To elect five directors to the board of directors, one of whom will serve a one-year term that expires at the Annual Meeting of Stockholders in 2008; two of whom will serve two-year terms that will expire at the Annual Meeting of Stockholders in 2009; and two of whom will serve three-year terms that will expire at the Annual Meeting of Stockholders in 2010; and

2.     To transact any other business as may properly come before the annual meeting.

Stockholders of record at the close of business on October 4, 2007, will be entitled to vote at the annual meeting. Information relating to the matters to be considered and voted on at the annual meeting is set forth in the proxy statement accompanying this notice. A copy of our annual report for 2006 also is enclosed.

Please read the proxy statement and vote your shares as soon as possible. To ensure your representation at the annual meeting, please complete, date, sign, and return the enclosed proxy, even if you plan to attend the annual meeting. A proxy and a self-addressed stamped envelope are enclosed. If you attend the annual meeting, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

/s/ Larry Buffington

Larry Buffington
President and Chief Executive Officer

October 12, 2007

30452 ESPERANZA

RANCHO SANTA MARGARITA, CALIFORNIA  92688

PROXY STATEMENT

FOR

2007 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the board of directors of Liquidmetal Technologies, Inc. (“Liquidmetal” or the “Company”) for the annual meeting of stockholders to be held at the Courtyard Marriott, 27492 Portola Parkway, Foothill Ranch, California, on Thursday, November 15, 2007, at 10:00 a.m., local time, or any adjournment or postponement of the annual meeting.

If the accompanying proxy form is completed, signed, dated, returned to us, and not revoked, the shares represented by the proxy will be voted at the annual meeting as directed by the stockholder on the proxy. The giving of the proxy does not affect the right to vote in person if the stockholder attends the annual meeting. The stockholder may revoke the proxy at any time prior to the voting of the shares represented by the proxy.

This proxy statement, the accompanying proxy, and our annual report for the year ended December 31, 2006, are first being mailed on or about October 15 2007, to stockholders entitled to vote at the annual meeting.

Pursuant to, and in accordance with, the rules of the Securities and Exchange Commission, where allowed, we are delivering only one copy of this proxy statement and our annual report to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. Upon written or oral request, we will promptly deliver a separate copy of this proxy statement and our annual report to any stockholder at a shared address to which a single copy of the document was delivered. If you are a stockholder residing at a shared address and would like to request an additional copy of this proxy statement or our annual report now or with respect to future mailings (or to request to receive only one copy of this proxy statement and our annual report if you are currently receiving multiple copies), then please call or write Liquidmetal Technologies, Inc., Attention: Investor Relations at 30452 Esperanza, Rancho Santa Margarita, California  92688; telephone number (949) 635-2120.

VOTING RIGHTS AND SOLICITATION

Voting

The record date for the annual meeting is October 4, 2007. Only stockholders of record as of the close of business on the record date are entitled to receive notice of the annual meeting and to vote at the annual meeting. As of the record date, 44,662,643 shares of common stock were outstanding and entitled to vote at the annual meeting. Each share of common stock is entitled to one vote.

Votes cast by proxy or in person at the annual meeting will be tabulated by the inspector of elections appointed for the annual meeting, who will also determine whether a quorum is present for the transaction of business. Our bylaws provide that a quorum is present if the holders of a majority of the issued and outstanding shares of common stock entitled to vote at the meeting are present in person or represented by proxy. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum is present. Shares held by nominees for beneficial owners will also be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented, even though the nominee may not exercise discretionary voting power with respect to other matters and even though voting instructions have not been received from the beneficial owner (a “broker non-vote”). Abstentions and broker non-votes are not counted in determining whether a proposal has been approved.

Under Delaware law, if a quorum exists, directors are elected by a plurality of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote in the election. Accordingly, the five nominees receiving the highest number of affirmative votes of the votes represented at the annual meeting will be elected as directors.

Proxies

Whether or not you are able to attend the annual meeting, you are urged to complete and return the enclosed proxy card, which is solicited by the board of directors and which will be voted as you direct on your proxy card when properly completed. In the event no directions are specified, such proxies will be voted for the approval of the proposals described in the accompanying notice and this proxy statement and in the discretion of the proxy holders as to other matters that may properly come before the annual meeting. You may revoke or change your proxy at any time before the annual meeting. To do this, send a written notice of revocation or another signed proxy card with a later date to our Secretary at our principal executive offices before the beginning of the annual meeting. You may also revoke your proxy by attending the annual meeting and voting in person.

Solicitation of Proxies

Proxies solicited by this proxy statement may be exercised only at the annual meeting and any adjournment of the annual meeting and will not be used for any other meeting. Proxies solicited by this proxy statement will be returned to our Secretary and will be tabulated by an inspector of elections designated by our board of directors who will not be employed by us.

We will bear the entire cost of solicitation of proxies by mail on behalf of the board of directors. Proxies also may be solicited by personal interview or by telephone by directors, officers, and other employees of our company without additional compensation. We also have made arrangements with brokerage firms, banks, nominees, and other fiduciaries to forward proxy solicitation materials for shares of common stock held of record to the beneficial owners of such shares. We will reimburse such record holders for their reasonable out-of-pocket expenses.

Annual Report

Our annual report for the year ended December 31, 2006 has been mailed with this proxy statement and the notice of annual meeting to all stockholders entitled to notice of and to vote at the annual meeting. Our annual report is not incorporated into this proxy statement and is not considered proxy soliciting material.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL 1:

ELECTION OF DIRECTORS

The board of directors recommends the following nominees for election as directors and urges each stockholder to vote “FOR” the nominees. Executed proxies in the accompanying form will be voted at the annual meeting in favor of the election as directors of the nominees named below, unless authority to do so is withheld.

At the annual meeting, five directors are to be elected. Each person nominated for election has agreed to serve if elected, and the board of directors has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the annual meeting, the persons designated as proxies will vote for any nominee who is designated by our current board of directors to fill the vacancy.

Our board of directors, which currently consists of six members, is divided into three classes (designated “CLASS I,” “CLASS II,” and “CLASS III”), as nearly equal in number as possible, with each class serving three-year terms expiring at the third annual meeting of stockholders after their elections or until their respective successors have been elected and qualified. CLASS I currently consists of three directors whose terms were scheduled to expire in 2006 – Robert Biehl, William Johnson and John Kang. Because successors to the current CLASS I directors have not yet been elected, CLASS I directors will be elected at the 2007 annual meeting. CLASS II currently consists of two directors, CK Cho and Dean Tanella, whose terms will also expire at the 2007 annual meeting. CLASS III currently consists of one director, Patrick Caruana, whose term will expire at the 2008 annual meeting of stockholders. Because our director classes are required to be as nearly equal in number as possible, our board of directors has moved William Johnson, from CLASS I to CLASS III effective immediately prior to the Annual Meeting, and Mr. Johnson’s term will therefore also expire at the 2008 annual meeting.

At the annual meeting, two CLASS I directors will be elected to serve until their terms expire at the 2009 annual meeting of stockholders, two CLASS II directors will be elected to serve until their terms expire at the 2010 annual meeting of stockholders, and one CLASS III director will be elected to serve until his term expires at the 2008 annual meeting, or in each case until their respective successors have been elected and qualified. All of the nominees for director named below currently are directors of our company. The remaining director will continue to serve as a member of the board for the term set forth below. Directors are elected by a plurality of the votes cast (assuming a quorum is present at the annual meeting), meaning that the five nominees receiving the highest number of affirmative votes of the votes represented at the annual meeting will be elected as directors.

Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the annual meeting.

NOMINEES FOR DIRECTORS

CLASS I – TERM TO EXPIRE AT THE 2009 ANNUAL MEETING

Name	Age	Principal Occupation and Other Information

Robert Biehl	62

Robert Biehl has served as a director since January 2005. Mr. Biehl is an executive mentor. In 1976, he founded Masterplanning Group International. As President, he has personally consulted with over 400 clients ranging from start up to multi-billion dollar organizations. He has published 20 books in the area of personal and organizational development. He is a frequent key note speaker at various conferences. Prior to starting Masterplanning Group, Mr. Biehl was an executive staff member of World Vision International where he designed and developed the Love Loaf Program, which has raised millions of dollars for hunger worldwide. Mr. Biehl received his B.A. degree in psychology and a Masters Degree in Counseling from Michigan State University.

John Kang	44

John Kang has been a director of our company since 1994. From December 1994 to June 2001, he served as Chairman of our board of directors in various capacities. From June 2001 until December 30, 2005, Mr. Kang served variously as our Chief Executive Officer and President. From July 1996 to September 2000, Mr. Kang served variously as Chief Executive Officer, President, and director of Medical Manager Corporation, a public company traded on the Nasdaq National Market until its sale in September 2000 to WebMD Corporation. From 1988 to 1995, he was Chairman of the board of directors of Clayton Group, Inc., a private company engaged in the distribution of waterworks equipment. Mr. Kang received a B.A. degree in Economics from Harvard College in 1985. On December 15, 2005, an indictment naming as defendants ten former officers and directors of Medical Manager Corporation, including our Chairman, John Kang, was filed in the United States District Court for the District of South Carolina (Beaufort Division). Medical Manager Corporation was a publicly traded company in which Mr. Kang was formerly the President and Chief Executive Officer. Mr. Kang was charged in counts for conspiracy to commit securities fraud, conspiracy to commit mail fraud and conspiracy to launder money instruments relating to a series of acquisitions that were made by Medical Manager during the years 1996 through 2003, the accounting practices of Medical Manager during that time frame, and the filing of various financial statements during that time frame. Although the indictment is unrelated to Mr. Kang’s services as a director and officer of our company, Mr. Kang resigned as our President and Chief Executive Officer on December 30, 2005; however, he continues to serve as Chairman of the board of directors of our company and continues to work for us on a full-time basis. Mr. Kang has pled “not guilty” to the indictment and plans to contest the charges vigorously.

CLASS II — TERM TO EXPIRE AT THE 2010 ANNUAL MEETING

Name	Age	Principal Occupation and Other Information

CK Cho	51

CK Cho was elected as a director in January 2005. Mr. Cho has over 18 years of experience with Samsung Electronics and managed over $700 million annual procurement budget responsible for semi-conductor and telecommunication equipment and other electronic components. He also served as CEO and President of Winvest Venture Partners Inc. and is currently serving as President and CEO of ATIC, an IT Venture Capital Company based in Korea. Mr. Cho received his bachelors degree majoring in Business Administration and Material Sciences from the Korea University of Seoul.

Dean G. Tanella	46

Dean G. Tanella was elected as a director in February 2004. Mr. Tanella is a 20-year veteran of the institutional investment business and has worked for such leading firms as Raymond James & Associates, CS First Boston Corp., Adams Harkness & Hill, Drexel Burnham Lambert, Inc., Kidder Peabody & Co. and the Vanguard Group. Since 1999, Mr. Tanella has served as President of Safe Harbor Capital, LLC and, since 2003, as President of HarborLight Capital, LLC, both of which are private investment firms. Mr. Tanella received his bachelors degree from Princeton University and his MBA from the Harvard Graduate School of Business Administration. In December 2004, Mr. Tanella was also named Executive Vice President — Capital Markets Group and a member of the Board of Directors at GunnAllen Financial Inc., a leading independent brokerage firm headquartered in Tampa, Florida.

CLASS III — TERM EXPIRES AT THE 2008 ANNUAL MEETING

Name	Age	Principal Occupation and Other Information

William Johnson, Ph.D	57

William Johnson, Ph.D., has served as a director since June 2000. From October 2001 to September 2003, he was employed as our executive Vice Chairman of Technology. Since 1988, Professor Johnson has been the Ruben and Donna Mettler Professor of Engineering and Applied Physics at Caltech. He held a Visiting Professor appointment at the Metal Physics Institute in Gottingen, Germany (1983) and received a Von Humbolt Distinguished Scientist Fellowship in Gottingen (1988). He is the 1995 recipient of the TMS/AIME Hume Rothery Award for his experimental work. He received a B.A. degree in Physics from Hamilton College and a Ph.D. degree in Applied Physics from Caltech. He spent two years at IBM’s Research Center (1975-1977). At Caltech, Professor Johnson directed the research that led to the discovery of our bulk Liquidmetal alloy. Professor Johnson is currently a consultant to our company.

DIRECTOR WHOSE TERM WILL CONTINUE AFTER THE ANNUAL MEETING

CLASS III — TERM EXPIRES AT THE 2008 ANNUAL MEETING

Patrick Caruana	67

Patrick Caruana was elected as a director in October 2006. Mr. Caruana is a retired United States Air Force General and a recently retired vice president for Northrop Grumman Space Technology. From 2002 through February 2005, he had served as Vice President of Northrop Grumman Space Technology and was the Corporate lead for Missile and Defense business development in the Asia market. Mr. Caruana served as Vice President and Program Manager for TRW Space & Electronics from August 1999 until the company was acquired by Northrop Grumman in 2002. Prior to joining TRW, Mr. Caruana served 36 years in the U.S. Air Force, retiring the grade of Lieutenant General. Mr. Caruana is a graduate of the U.S. Air Force Academy, where he earned a bachelor’s degree in engineering. In 1972, Mr. Caruana received a Master of Science degree in Mathematics from Texas A&M University.

BOARD OF DIRECTORS

Board Meetings and Director Independence

During 2006, our board of directors held twelve meetings. All directors attended at least 75% of the meetings of the board and of the committees on which they served during 2006. The board of directors also took certain actions by unanimous written consent in lieu of a meeting, as permitted by Delaware law. In addition, the independent directors met in executive session periodically in 2006.

We did not hold an annual stockholders meeting during 2006, and our company has not established a policy with regard to the attendance of board members at annual stockholders meetings.

Our board of directors presently has six members, and biographical information regarding these directors (five of whom are director nominees) is set forth above under the caption “PROPOSAL 1: ELECTION OF DIRECTORS.”  Our board has determined that four of its members are “independent directors” as defined under the rules of the NASDAQ Stock Market, Inc. and Rule 10A-3(b)(i) under the Securities Exchange Act of 1934. These four “independent directors” are Robert Biehl, Dean Tanella, CK Cho, and Patrick Caruana.

Board Committees

The board of directors has established the following standing committees whose responsibilities are summarized as follows:

Audit Committee. Our board of directors has an Audit Committee that is currently comprised of Mr. Tanella and Mr. Biehl. All of the members of the Audit Committee are “independent directors,” as defined by the rules applicable to members of the Audit Committee.

The Audit Committee is responsible for reviewing the independence, qualifications, and activities of our independent certified accountants and our financial policies, control procedures, and accounting staff.  The Audit Committee is also responsible for the review of transactions between us and any officer, director, or entity in which an officer or director of our company has a material interest.  Our board of directors has determined that Mr. Tanella qualifies as “audit committee financial expert” as defined by the regulations of the Securities and Exchange Commission.   In addition, our board of directors has determined that Mr. Tanella is an “independent” director within the meaning of the rules of the Securities and Exchange Commission and NASDAQ.

During 2006, the Audit Committee held 6 meetings. The Audit Committee is governed by a written charter approved by the board of directors. A copy of the Audit Committee’s charter is posted on the Company’s website at www.liquidmetal.com in the “Investors” section of the website.

Compensation Committee. The Compensation Committee is comprised of Mr. Cho and Mr. Biehl. All of the members of the Compensation Committee are “independent directors,” as defined by the rules applicable to members of the Compensation Committee. The Compensation Committee is responsible for establishing the compensation of our senior management, including salaries, bonuses, termination arrangements, and other executive officer benefits. The Compensation Committee also administers our equity incentive plans.

During 2006, the Compensation Committee held one meeting. The Compensation Committee is governed by a written charter approved by the board of directors. A copy of the Compensation Committee’s charter is posted on the Company’s website at www.liquidmetal.com in the “Investors” section of the website.

The Compensation Committee works with the Chairman of the Board and Chief Executive Officer and reviews and approves compensation decisions regarding senior management including compensation levels and equity incentive awards. The Compensation Committee also reviews and recommends to the full Board for its review and approval, the cash and equity incentive awards for the Chief Executive Officer, Chairman of the Board, non-employee directors, the Lead Director and Board committee chairs. The Compensation Committee has the power and authority to conduct or authorize studies, retain independent consultants, accountants or others, and obtain unrestricted access to management, the Company’s internal auditors, human resources and accounting employees and all information relevant to its responsibilities.

Corporate Governance and Nominating Committee. A Corporate Governance and Nominating Committee was formed on February 18, 2003, and is comprised of Mr. Tanella and Mr. Biehl. All members of the Committee are “independent directors,” as defined by the rules applicable to members of the Committee. The Committee is generally responsible for adopting policies, procedures, and practices designed to help ensure that our corporate governance policies, procedures, and practices continue to assist the board and our management in effectively and efficiently promoting the best interests of our stockholders. The Committee is also responsible for selecting and recommending for approval by our board of directors and our stockholders a slate of director nominees for election at each of our annual meetings of stockholders, and otherwise for determining the board committee members and chairmen, subject to board ratification, as well as recommending to the board director nominees to fill vacancies or new positions on the board or its committees that may occur or be created from time to time, all in accordance with our Bylaws and applicable law.

The Corporate Governance and Nominating Committee’s principal functions include:

•	developing and maintaining our corporate governance policy guidelines;

•	developing and maintaining our codes of conduct and ethics;

•	overseeing the interpretation and enforcement of our Code of Conduct and our Code of Ethics for Chief Executive Officer and Senior Financial and Accounting Officers;

•	evaluating the performance of our board, its committees, and committee chairmen and our directors; and

•

selecting and recommending a slate of director nominees for election at each of our annual meeting of the stockholders and recommending to the board director nominees to fill vacancies or new positions on the board or its committees that may occur from time to time.

During 2006, the Corporate Governance and Nominating Committee did not hold any formal meetings. Rather, because the membership of the Corporate Governance and Nominating Committee consisted of the Company’s independent directors, the independent directors performed the functions of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is governed by a written charter approved by the board of directors. A copy of the Corporate Governance and Nominating Committee’s charter is posted on the Company’s website at www.liquidmetal.com in the “Investors/Corporate Information” section of the website.

In identifying potential independent board candidates with significant senior-level professional experience, the Corporate Governance and Nominating Committee solicits candidates from the board, senior management and others and may engage a search firm in the process. The Corporate Governance and Nominating Committee reviews and narrows the list of candidates and interviews the final nominees. The final candidate is also introduced and interviewed by the Board and the Lead Director.

In 2006, the Corporate Governance and Nominating Committee recommended Patrick Caruana to serve as a Class III director of the company to fill a vacancy created by James Kang’s resignation. The board evaluated Mr. Caruana as a candidate including an inquiry into his background and qualifications  The board determined that Mr. Caruana was qualified to serve an independent director of the company and, in October 2006, elected him to serve as a Class III Director of the company until the next election of the class or until his successor is duly elected and has qualified or until his earlier resignation or removal.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee serves, or has at any time served, as an officer or employee of our company or of any of our subsidiaries. In addition, none of our executive officers has served as a director or a member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of our company or a member of our Compensation Committee.

Communications with Board of Directors

Stockholders may communicate with the full board or individual directors by submitting such communications in writing to Liquidmetal Technologies, Inc., Attention: Board of Directors (or the individual director(s)), 30452 Esperanza, Rancho Santa Margarita, California 92688. Such communications will be delivered directly to the board (or to the individual director(s)).

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of September 30, 2007 by:

•      each person known by us to be the beneficial owner of more than 5% of our outstanding common stock;

•      each of our directors;

•      each of our named executive officers; and

•      all directors and executive officers as a group.

The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire beneficial ownership of within 60 days of September 30, 2007 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to the shares shown as beneficially owned. A total of 44,662,643 shares of our common stock were issued and outstanding as of September 30, 2007. Unless otherwise indicated, the address of all directors and named executive officers is 30452 Esperanza, Rancho Santa Margarita, California 92688.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

5% Stockholders
Tjoa Thian Song 16 Raffles Quay #B1-14A Hong Leong Building Singapore 0101	4,008,523	(1)	9%

Jack Chitayat 1836 Camino Del Teatro La Jolla, CA 92037	5,396,562	(2)	12%

James Kang Hyundai Hyperion Apt. 101-403 Youngsan-Gu, Hannam-Dong Seoul, Korea	6,164,322	(3)	14%

Directors and Named Executive Officers
John Kang	5,084,973	(4)	11%

William Johnson	1,176,650	(5)	3%

Dean Tanella	67,620	(6)	*

Robert Biehl	142,273	(7)	*

CK Cho	964,192	(8)	2%

Patrick Caruana	14,661	(9)	*

Larry Buffington	—	(10)	—

Won Chung	16,500	(11)	*

All directors and executive officers as a group (8 persons)	7,466,869		17%

*  Less than one percent.

(1)   3,874,585 of these shares are held of record by a revocable grantor trust established by Mr. Tjoa for himself and his family members. Mr. Tjoa continues to beneficially own all such shares.

(2)   Includes 1,034,091 shares issuable pursuant to currently exercisable warrants and 1,818,182 shares issuable pursuant to currently convertible notes held by Mr. Chitayat, and 91,792 shares held of record by a trust established by Mr. Chitayat for his family members. Mr. Chitayat continues to beneficially own all such shares.

(3)   Also includes 2,877,420 shares issuable pursuant to outstanding stock options that are exercisable currently or within 60 days of September 30, 2007 and includes 969 shares held by James Kang’s minor children. Does not include the 1,700,000 shares that Mr. Kang has agreed to personally purchase on October 31, 2006 from Innometal Co., Ltd. as an inducement for Innometal to enter into a Settlement Agreement with us. Innometal agreed to accept these shares in full satisfaction of all of our obligations to them under January 2004 settlement agreement.

(4)   As of August 22, 2003, John Kang was named Chairman of our board of directors. Mr. Kang resigned from his position as President and Chief Executive Officer of our company on December 30, 2005. However, he continues to serve as Chairman of the Board and continues to work for our company on a full-time basis. The beneficial shares include:

(a)   1,632,904 shares issuable pursuant to outstanding stock options that are exercisable currently or within 60 days of September 30, 2007. Does not include 530,000 shares that are issuable pursuant to outstanding stock options that are not exercisable currently or within 60 days of September 30, 2007; and

(b)   152,400 shares held by Mr. Kang’s minor children.

(5)   Includes 26,000 shares issuable pursuant to outstanding stock options that are exercisable currently or within 60 days of September 30, 2007. Does not include 54,000 shares that are issuable pursuant to outstanding stock options that are not exercisable currently or within 60 days of September 30, 2007.

(6)   Includes 16,130 shares held by Mr. Tanella’s investment firm, HarborLight Diversified Fund, LP. Also, includes 2,890 shares held by Mr. Tanella’s family. Includes 40,000 shares issuable pursuant to outstanding stock options that are exercisable currently or within 60 days of September 30, 2007. Does not include 80,000 shares that are issuable pursuant to outstanding stock options that are not exercisable currently or within 60 days of September 30, 2007.

(7)   Includes 22,000 shares issuable pursuant to outstanding stock options that are exercisable currently or within 60 days of September 30, 2007. Does not include 48,000 shares that are issuable pursuant to outstanding stock options that are not exercisable currently or within 60 days of September 30, 2007.

(8)   Includes 304,072 shares issuable pursuant to currently exercisable warrants and 396,522 shares issuable pursuant to currently convertible notes. Also, includes 22,000 shares issuable pursuant to outstanding stock options that are exercisable currently or within 60 days of September 30, 2007. Does not include 48,000 shares that are issuable pursuant to outstanding stock options that are not exercisable currently or within 60 days of September 30, 2007.

(9)   Includes 10,000 shares issuable pursuant to outstanding stock options that are exercisable currently or within 60 days of September 30, 2007. Does not include 50,000 shares issuable pursuant to outstanding stock options that are not exercisable currently or within 60 days of September 30, 2007.

(10) Does not include 500,000 shares issuable pursuant to outstanding stock options that are not exercisable currently or within 60 days of September 30, 2007.

(11) Includes 16,500 shares issuable pursuant to outstanding stock options exercisable currently or within 60 days of September 30, 2007. Does not include 46,000 shares that are issuable pursuant to outstanding stock options that are not exercisable currently or within 60 days of September 30, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

During the fiscal year ended December 31, 2006, all of our officers, directors, and greater than 10% stockholders filed with the Securities and Exchange Commission (the “Commission”) on a timely basis all reports required by Section 16(a) of the Securities Exchange Act of 1934, except that (1) the following individuals filed a late Form 5 on February 14, 2007 for option grants that occurred in January 2006: CK Cho, William Johnson, Dean Tanella, Robert Biehl, and Young Ham; (2)   CK Cho filed a late Form 4 on April 20, 2006 for a transaction in April 2006; (3) William Johnson filed a late Form 5 on February 14, 2007 for stock gifts made by him in December 2006; (4) Robert Biehl filed a late Form 4 on April 20, 2006 for a transaction in April 2006 and filed a late Form 5 on February 14, 2007 for a transaction in August 2006; (5) John Kang filed a late Form 5 on February 14, 2007 for transactions in July 2006; (6) Patrick Caruana filed a late Form 4 on October 30, 2006 for option grants that occurred in October 2006; (7) Ricardo Salas filed a late Form 4 on June 6, 2007 for a transaction in May 2006; and (8) James Kang filed a late Form 4 on March 31, 2006 and June 6, 2006 for transactions in March 2006 and May 2006, respectively.   We have relied solely upon the written representations of our officers, directors, and greater than 10% stockholders and copies of the reports they have filed with the Commission in providing this information.

EXECUTIVE OFFICERS

Set forth below is a table identifying our executive officers who are not identified under “Proposal 1: Election of Directors.”

Name	Age	Position

Larry Buffington	60	President and Chief Executive Officer

Won Chung	29	Vice President of Finance

Larry Buffington was elected by our board of directors to serve as our President and Chief Executive Officer in October 2006. Mr. Buffington has been serving as a full-time consultant to our company since July 2006. He is also the president of Buffington Consulting, a consulting firm that Mr. Buffington started in 1997 focusing on the assessment and turnaround of manufacturing operations. Prior to starting Buffington Consulting, Mr. Buffington was the General Manager of the Communications Products Business Unit of Augat, Inc., a public company with worldwide manufacturing operations in communication, automotive and electronic products. As of July 2007, Mr. Buffington also serves as the President and Chief Executive Officer of Liquidmetal Coatings, LLC, a majority owned subsidiary of our company.

Won Chung was elected by our board of directors to serve as the Vice President of Finance of our company in May 2007, and in that capacity, Mr. Chung will serve as our principal financial and accounting officer.   Prior to that time, Mr. Chung had worked for us as our company’s Controller since January 2005. Mr. Chung began working for us in October 2004 as our company’s Financial Reporting Manager. Prior to joining our company, he worked for KPMG, LLP as a senior auditor since September 2001. Mr. Chung is a certified public accountant and a graduate of California State University at Fullerton, where he received his B.A. specializing Accounting in 2001.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion describes the material elements of compensation awarded to, earned by, or paid to each of our executive officers who served as named executive officers during the last completed fiscal year. This compensation discussion focuses on the information contained in the following tables and related footnotes and narrative for primarily the last completed fiscal year, but we also describe compensation actions taken before or after the last completed fiscal year to the extent it enhances the understanding of our executive compensation disclosure.

Our Compensation Committee currently oversees the design and administration of our executive compensation program.

The principal elements of our executive compensation program are base salary, annual cash incentives, long-term equity incentives in the form of stock options, other benefits and perquisites, post-termination severance and acceleration of stock option vesting for certain named executive officers upon termination and/or a change in control. Our other benefits and perquisites consist of reimbursement for certain automobile payments and health insurance benefits. Our philosophy is to position the aggregate of these elements at a level that is commensurate with our size and sustained performance.

Compensation Program Objectives and Philosophy

The objectives of our compensation programs are to:

•      attract, motivate and retain talented and dedicated executive officers;

•      provide our executive officers with both cash and equity incentives to further the interests of our company and our stockholders; and

•      provide employees with long-term incentives so we can retain them and provide stability during our growth stage.

Generally, the compensation of our executive officers is composed of a base salary, an annual incentive compensation award and equity awards in the form of stock options or stock grants. In setting base salaries, the Compensation Committee reviewed the individual contributions of the particular executive. The management incentive program for 2006 is a discretionary award determined by the Compensation Committee based on company performance. In addition, stock options are granted to provide the opportunity for long-term compensation based upon the performance of our common stock over time.

For each of our named executive officers, the Compensation Committee reviews and approves all elements of compensation taking into consideration recommendations from our principal executive officer (for compensation other than his own), as well as competitive market guidance provided at the request of the Compensation Committee.

We have designed our management incentive program so that bonuses paid thereunder will qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Given the compensation cost to us of awarding stock options under recent accounting pronouncements, we will consider the size and frequency of any future stock option awards under our long-term equity incentive program.

Base Salaries

We provide the opportunity for our named executive officers and other executives to earn a competitive annual base salary. We provide this opportunity to attract and retain an appropriate caliber of talent for the position, and to provide a base wage that is not subject to our performance risk. We review base salaries for our named executive officers annually in January and increases are based on our performance and individual performance. The salary of our principal executive officer is set by our Compensation Committee.

Cash Incentives

We provide the opportunity for our named executive officers and other executives to earn cash incentive awards. We provide this opportunity to attract and retain an appropriate caliber of talent for the positions and to motivate executives to achieve our annual business goals. We plan to review cash incentive awards for our named executive officers and other executives annually in March to determine award payments for the last completed fiscal year, as well as to establish award opportunities for the current fiscal year.

Awards are subject to the compensation committee’s discretion and may take into account corporate performance measures, including, but not limited to, revenues, EBITDA and net income. The compensation committee establishes award criteria, generally, as a percentage of annual growth.

For the year ended December 31, 2006, John Kang, Chairman of our board of directors was eligible to receive cash awards under the 2006 management incentive program based on revenue and profit growth over 2005.  Mr. Kang was eligible for cash awards of 5% of revenues that exceeded annual revenues in 2005.  The awards were subject to final approval by the Compensation Committee based on the overall performance of our company.   There were no such awards declared or paid to our named executive officers during 2006. Awards for 2007 will be discretionary for our executive officers for final approval by the Compensation Committee.

In setting the target bonus amounts, our board of directors takes into consideration the fact that our named executive officers have significant equity interests in our company through direct ownership of shares or prior option grants, which already provide them with performance incentives.

Equity-Based Compensation

Our equity-based awards to our executive officers consist principally of stock options granted from time to time under our 2002 Equity Incentive Plan and our 1996 Stock Option Plan.  Stock option grants are based on various factors, including the executive officer’s position, responsibility and tenure, each executive officer’s ability to contribute to our future success, and the other elements of such executive officer’s compensation. Generally, we use equity-based compensation to better align the interests of our executive officers with those of our stockholders.

For our named executive officers, our stock option program is based on grants that are individually negotiated in connection with employment agreements and other grants to our executives. We have traditionally used stock options as our form of equity compensation because stock options provide a relatively straightforward incentive for our executives, result in less immediate dilution of existing stockholders’ interests and, prior to our adoption of FAS 123(R), resulted in less compensation expense for us relative to other types of equity awards. During 2006, all grants of stock options to our employees were granted with exercise prices equal to or greater than the fair market value of our common stock on the respective grant dates.

We do not time stock option grants to executives in coordination with the release of material non-public information. Our stock options have a 10-year contractual exercise term or 5-year contractual term if the optionee owns more than 10% of voting power of our company. In general, the option grants are also subject to the following post-termination and change in control provisions:

Event	Award Vesting	Exercise Term
Termination by Us Reason Other than Cause, Disability or Death	Forfeit Unvested (1)	3 months from Date of Termination (1)
Disability or Death	Forfeit Unvested	12 months from Date of Termination
Termination for Cause	Forfeit Vested and Unvested	—
Other Termination	Forfeit Unvested	90 days from Date of Termination
Change in Control	Accelerated (2)	Accelerated (2)

(1)   Options granted under the 2002 Non-employee Director Option Plan will continue to vest and be exercisable for 12 months following the termination.

(2)   The board of directors may, at its discretion, amend vesting rights including granting additional shares in case of mergers or reorganizations for anti-dilution purposes.

The vesting of certain of our named executive officers’ stock options may be accelerated pursuant to the terms of their employment agreements in certain termination and/or change in control events. These terms are more fully described below in “EXECUTIVE COMPENSATION—Employment Agreements” and “EXECUTIVE COMPENSATION—Potential Payments upon Termination or Change in Control.”

Executive Benefits and Perquisites

We provide the opportunity for our named executive officers and other executives to receive certain perquisites and general health and welfare benefits. We also offer participation in our defined contribution 401(k) savings plan. We do not match employee contributions under our 401(k) plan. Participation in general health and welfare benefits and the 401(k) plan are voluntary and are available to all eligible employees of our company. We provide these benefits to provide an additional incentive for our executives and to remain competitive in the general marketplace for executive talent. For the last completed fiscal year, perquisites other than general health and welfare benefits consisted of car payment reimbursements provided to John Kang, Chairman of our board of directors, and CK Cho, one of our directors.

Set forth below is information regarding the compensation earned by or paid or awarded to the following executive officers of our company during the year ended December 31, 2006: (i) Larry Buffington, our President and Chief Executive Officer; (ii) Young Ham, our former Chief Financial Officer; and (iii) John Kang, Chairman of our board of directors, (iv) James Kang, a former founder and director of our company, and (v) Ricardo Salas, former President and Chief Executive Officer of our company, which persons are our principal executive officer, principal financial officer, and our three most highly compensated executives whose total compensation exceeded $200,000 other than our principal executive officer and principal financial officer, who were serving as executive officers at December 31, 2006.  These persons are hereafter referred to as our “named executive officers.” The identification of such named executive officers is determined based on the individual’s total compensation for the year ended December 31, 2006, as reported below in the Summary Compensation Table.

Summary Compensation Table

The following table sets forth for each of the named executive officers: (i) the dollar value of base salary and bonus earned during the year ended December 31, 2006; (ii) the aggregate grant date fair value of stock and option awards granted during the year, computed in accordance with SFAS 123 (R); (iii) the dollar value of earnings for services pursuant to awards granted during the year under non-equity incentive plans; (iv) the change in pension value and non-qualified deferred compensation earnings during the year; (v) all other compensation for the year; and (vi) the dollar value of total compensation for the year.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation		Total
Larry Buffington (2)	2006	$41,667	—	—	—	—	—	—		$41,667
Young Ham	2006	$153,438	—	—	$25,526	—	—	—		$178,964
John Kang	2006	$213,750	—	—	—	—	—	$11,752	(3)	$225,502
James Kang(5)	2006	$250,000	—	—	—	—	—	—		$250,000
Ricardo Salas (4)	2006	$222,418	—	—	$51,052	—	—	—		$273,470

(1)   Amount represents the expensed fair value of stock options granted in 2006 under SFAS 123(R).

(2)   Mr. Buffington commenced employment in October 2006 at an initial annual salary of $200,000, which was subsequently adjusted to $250,000 in January 2007.

(3)   Amount represents automobile lease payments.

(4)   Mr. Salas resigned as our president and chief executive officer of the company in October 2006 and ceased to be an executive officer as of that date.

(5)   James Kang ceased to be an executive officer of our company as of October 2006.  James Kang is the brother of John Kang, our Chairman.

Grants of Plan-Based Awards

The following table sets forth information regarding all incentive plan awards that were made to the named executive officers during 2006, including incentive plan awards (equity-based and non-equity based) and other planned-based awards.  Disclosure on a separate line item is provided for each grant of an award made to a named executive officer during the year.  The information supplements the dollar value disclosure of stock, option and non-stock awards in the Summary Compensation Table by providing additional details about such awards.  Equity incentive-based awards are subject to a performance condition or a market condition as those terms are defined by SFAS 123(R).  Non-equity incentive plan awards are awards that are not subject to SFAS 123(R) and are intended to serve as an incentive for performance to occur over a specified period.

	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	of Units	Options	Awards	Awards
Larry Buffington	—	—	—	—	—	—	—	—	—	—	—
Young Ham	4/1/06	—	—	—	—	—	—	—	25,000	$1.44	$27,604
John Kang	—	—	—	—	—	—	—	—	—	—	—
James Kang	—	—	—	—	—	—	—	—	—	—	—
Ricardo Salas	4/1/06	—	—	—	—	—	—	—	500,000	$1.44	$552,079

Employment Agreements

We have entered into the following employment agreements with the executive officers identified above.

Larry Buffington. Mr. Buffington, who was elected as our President and Chief Executive Officer on October 8, 2006, received an initial base salary of $200,000 for serving as President and Chief Executive Officer of our company. Effective January 1, 2007, the Compensation Committee approved an increase in his base salary to $250,000. On July 24, 2007, Liquidmetal Coatings, LLC, the Company’s majority-owned coatings subsidiary, entered into an employment agreement with Mr. Buffington to serve as its president and chief executive officer. Mr. Buffington’s employment agreement has an expiration date of July 24, 2012 and, upon agreement of the Company, he will continue to serve as the President and Chief Executive Officer of Liquidmetal.

John Kang. On December 31, 2000, we entered into an employment agreement with John Kang that, as amended, provided for his employment as our Chief Executive Officer and President, and on August 22, 2003, Mr. Kang was named Chairman of our board of directors. On December 30, 2005, Mr. Kang ceased to serve as our President and Chief Executive Officer, and Mr. Kang’s employment agreement has an expiration date of December 31, 2005, although the agreement automatically renews on a year-to-year basis until Mr. Kang resigns or his employment is terminated by us with or without cause. Mr. Kang receives an annual base salary equal to $200,000 per year, and his employment will terminate upon the earlier of his death, resignation, disability, or termination by the board of directors for any reason. If we terminate Mr. Kang’s employment without cause, or if Mr. Kang terminates his own employment upon a change of control of our company or for other good reason, as defined in the agreement, we are responsible for paying Mr. Kang a lump-sum cash payment equal to 200% of Mr. Kang’s annual base salary plus the average cash bonus during the two full fiscal years immediately preceding the termination. Pursuant to the agreement, Mr. Kang was issued options to purchase 1,612,904 shares of our common stock at an exercise price of $4.65 per share. The options expire on December 31, 2010 and vested immediately upon grant. In addition, Mr. Kang is prohibited, during his employment with us and for one year after he is no longer employed by us, from soliciting any of our employees or competing with us in any manner. Starting in May 2003, Mr. Kang and other members of senior management took a 10% voluntary decrease in their base salary and returned to full salary in June 2004. Beginning January 1, 2007, the annual base salary which Mr. Kang is eligible to receive was increased to $300,000 per year.

Young Ham.  On April 15, 2005, we entered into an employment agreement with Young Ham, which provided for his employment as the named Chief Financial Officer.  Mr. Ham’s employment agreement expires April 15, 2008, and his term may continue subsequent to the expiration date on a month-to-month basis at the same salary.  His annual salary is $150,000, and he received 50,000 stock options as part of the employment agreement with an exercise price of $1.42 per share.  The options expire on July 14, 2014 and vest at a rate of 20% per year for five years. If we terminate Mr. Ham’s employment without cause, we are responsible for paying Mr. Ham a severance benefit of Mr. Ham’s monthly base salary for three-month period immediately following the effective date of the termination. In May of 2007, Mr. Ham resigned his position with the Company in order to pursue personal and professional opportunities in South Korea.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding option and stock awards held by the named executive officers at December 31, 2006, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option.

											Equity Incentive Plan	Equity Incentive Plan
Name	Number of Securities Underlying Unexercised Options Unexercisable	Number of Securities Underlying Unexercised Options Exercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Larry Buffington	—	—	—	—		—	—		—	—	—	—
Young Ham	20,000 7,500 10,400 —	30,000 30,000 40,000 25,000	— — — —	$ $ $ $	1.42 2.33 1.69 1.44	7/14/2014 12/31/2014 2/28/2015 3/31/2016	7/15/2005 1/1/2006 3/1/2006 4/1/2007	(1) (1) (1) (1)	— — — —	— — — —	— — — —	— — — —
John Kang	21,505 1,591,399 10,000	— — 40,000	— — —	$ $ $	4.65 4.65 2.33	12/30/2010 12/30/2010 12/31/2014	12/31/2000 12/31/2000 1/1/2006	(2) (2) (1)	— — —	— — —	— — —	— — —
James Kang	43,010 253,764 2,532,259 48,387	— — — —	— — — —	$ $ $ $	2.33 2.33 6.20 6.20	4/7/2008 4/7/2008 5/20/2011 5/20/2011	4/8/1999 4/8/1999 5/21/2002 5/21/2002	(3) (3) (4) (4)	— — — —	— — — —	— — — —	— — — —
Ricardo Salas	— —	153,260 346,740	— —	$ $	1.44 1.44	3/31/2016 3/31/2016	4/1/2007 4/1/2007	(1) (1)	— —	— —	— —	— —

(1)          The shares underlying this option vest 20% per year starting with the vesting commencement date and thereafter.

(2)          The shares underlying this option vest 100% immediately on grant date

(3)          The shares underlying this option vest 25% per year starting with the vesting commencement date and thereafter.

(4)          The shares underlying this option vest 33% per year starting with the vesting commencement date and thereafter.

Option Exercises and Stock Vested

There were no exercise of stock options and vesting of restricted stock during 2006.

401(k) Savings Plan

We have adopted a tax-qualified employee savings and retirement plan, or 401(k) plan, that covers all of our employees. Pursuant to our 401(k) plan, participants may elect to reduce their current compensation, on a pre-tax basis, by up to 15% of their taxable compensation or of the statutorily prescribed annual limit, whichever is lower, and have the amount of the reduction contributed to the 401(k) plan. The 401(k) plan permits us, in our sole discretion, to make additional employer contributions to the 401(k) plan. However, we do not currently make employer contributions to the 401(k) plan and may not do so in the future. As such, contributions by employees or by us to the 401(k) plan, and the income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and we can deduct our contributions, if any, at the time they are made.

Pension Benefits

We do not sponsor any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not maintain any non-qualified defined contribution or deferred compensation plans. The compensation committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Code, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the compensation committee determines that doing so is in our best interests. We sponsor a tax qualified defined contribution 401(k) savings plan.

Potential Payments upon Termination or Change in Control

Potential payments payable to our executive officers upon termination of employment following a change in control of us is discussed under “EXECUTIVE COMPENSATION—Employment Agreements”. The Compensation Committee of our board of directors may, at their discretion, amend or add benefits to these arrangements as they deem advisable.

The table below presents estimates of the amounts of compensation payable to each named executive officer upon a change in control and termination of the executive. The amounts shown assume that such a change in control and termination were both effective as of December 31, 2006. The actual amounts to be paid can only be determined at the time of a change in control or executive’s termination.

Benefit	Larry Buffington		John Kang
	Change in Control	Termination	Change in Control	Termination
UNEARNED COMPENSATION (payment contingent on termination)
Cash Severance (a)	—	$1,250,000	$600,000	$600,000
Equity
Unexercisable Options	—	—	—	—
Benefits
Health	—	$11,593	—	—
Total	—	$1,261,593	$600,000	$600,000

(a)          For Mr. Buffington, reflects five times his annual base pay for a termination. Mr. Buffington will receive annual base salary through the later of one year or his initial 5 year term. For Mr. Kang, reflects two times his annual base pay for a change of control or termination.

Director Compensation

The following table sets forth information regarding the compensation received by each of our directors during the year ended December 31, 2006;

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards(1)		Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
John Kang	—	—	—	(2)	—	—	—		—
William Johnson	—	—	$5,469	(3)	—	—	—		$5,469
Dean Tanella	$75,000	—	$16,388	(4)	—	—	—		$91,388
Robert Biehl	—	—	$5,469	(5)	—	—	$47,500	(8)	$52,969
CK Cho	—	—	$5,469	(6)	—	—	$76,365	(9)	$81,834
Patrick Caruana	$1,667	—	$60,867	(7)	—	—	—		$62,534

(1)          Amounts represent the expensed fair value of stock options granted in 2006 under SFAS 123(R).

(2)          1,662,904 shares of options were outstanding as of December 31, 2006.

(3)          70,000 shares of options were outstanding as of December 31, 2006.

(4)          90,000 shares of options were outstanding as of December 31, 2006.

(5)          60,000 shares of options were outstanding as of December 31, 2006.

(6)          60,000 shares of options were outstanding as of December 31, 2006.

(7)          50,000 shares of options were outstanding as of December 31, 2006.

(8)          Amount represents shares of stock issued in lieu of cash payment.

(9)          Amount represents $20,639 of automobile lease payments, $15,726 of purchases made using company credit card, and $40,000 shares of stock issued in lieu of cash payment.

Our non-employee directors receive an annual fee of $10,000 for their service to our board and are reimbursed for expenses incurred in attending board and committee meetings. Non-employee directors are also entitled to receive a $10,000 annual cash stipend for each standing board committee (excluding the Audit Committee) on which the director serves. For Audit Committee service, the Audit Committee chairman is entitled to a $35,000 annual stipend, and the other members of the Audit Committee are entitled to a $27,500 annual stipend. In addition to the annual stipends, each non-employee director is entitled to receive a per-meeting fee of $1,000 for each meeting of the board of directors or any board committee attended in person. Effective December 30, 2005, Dean Tanella was elected as the lead independent director of our company. The lead independent director is entitled to a $30,000 annual stipend.

We also have a 2002 Non-employee Director Stock Option Plan pursuant to which our non-employee directors are entitled to receive stock options. Under this plan, when a director is first elected or appointed to our board of directors, the non-employee director is entitled to receive an initial stock option grant to purchase 50,000 shares of our common stock. Thereafter, on the first business day of January of each year in which the director continues to serve as a member of our board, the director is entitled to an annual stock option grant to purchase 10,000 shares of our common stock. All options granted under the plan have an exercise price equal to the fair market value of our common stock on the date of the grant. These stock options have a 10-year term, vest, and are exercisable pursuant to an equal 5-year vesting schedule, and remain exercisable for certain periods of time after a person is no longer a director.

No director who is an employee will receive separate compensation for services rendered as a director. However, our employee directors are eligible to participate in our 2002 Equity Incentive Plan.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management, and, based on such review and discussion, has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

CK Cho, Compensation Committee Member

Robert Biehl, Compensation Committee Member

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

In June 2003, we entered into an exclusive, ten-year license agreement with LLPG, Inc. (“LLPG”), a corporation headed by Jack Chitayat, a former director of our company.  Under the terms of the agreement, LLPG has the right to commercialize Liquidmetal alloys, particularly precious-metal based compositions, in jewelry and high-end luxury product markets.  Our company, in turn, will receive royalty payments over the life of the contract on all Liquidmetal products produced and sold by LLPG.  In conjunction with its technology licensing contract, LLPG purchased two proprietary Liquidmetal alloy melting machines and three proprietary Liquidmetal alloy casting machines for a total purchase price of $2.0 million.  We recognized $0.1 million of revenues as minimum royalty fees under the license agreement during the year ended December 31, 2006.

In December 2006, we entered into an amended license agreement with LLPG, which extends the license agreement to fifteen years at reduced royalty rates.  Additionally, the amended license agreement includes a $0.4 million fee to be paid out in quarterly installments in 2007.  The fee will be recognized as revenue when received in 2007.

We have a license agreement with California Institute of Technology (“Caltech”) under which we exclusively license from Caltech certain inventions and technology relating to amorphous alloys.  Professor William Johnson, a member of our board of directors, is a professor at Caltech, and substantially all of the amorphous alloy technology licensed to us under the Caltech license agreement was developed in Professor Johnson’s Caltech laboratory.   Additionally, we reimburse Caltech for laboratory expenses incurred by Professor Johnson’s Caltech laboratory, which during the years ended December 31, 2006 and 2005, amounted to $0.1 million and $20 thousand, respectively.

Additionally, we are a party to a consulting agreement with Mr. Johnson. Under this agreement, Mr. Johnson provides consulting services on an as-needed basis through 2004 as it relates to marketing and development of the Liquidmetal alloy. During 2005, the agreement continued on a month to month basis. In April 2006, we entered into an agreement with Mr. Johnson effective from January 1, 2006 through December 31, 2006. During the years ended December 31, 2006 and 2005, we incurred $0.1 million and $15 thousand in consulting fees from Mr. Johnson, respectively.

We are a party to a consulting agreement with Chitnis Consulting, Inc., which is owned 100% by Shekhar Chitnis, a former director and executive officer of our company.  Under this agreement, we engaged Chitnis Consulting to provide consulting services on an as-needed basis through December 31, 2005.  On January 1, 2006, the term of the agreement was extended to December 31, 2006 and on January 1, 2007, the term of the agreement was once again extended to December 31, 2007.  During the years ended December 31, 2006, 2005 and 2004, we incurred $0, $0.1 million and $0.1 million in consulting fees from Chitnis Consulting, respectively.

Soo Buchanan, the sister of John Kang and James Kang, was employed by us and was paid aggregate compensation of approximately $0 and $0.1 million during the years ended December 31, 2006 and 2005, respectively.  Effective July 31, 2005, Ms. Buchanan was terminated as an employee and began providing services to us as a consultant. During 2006, 2005 and 2004, we incurred $0.1 million, $24 thousand and $0, respectively, for her services as a consultant. Additionally, Otis Buchanan, the husband of Ms. Buchanan, was employed by us and was paid aggregate compensation of approximately $32 thousand as of both March 31, 2007 and 2006, and $0.1 million as of December 31, 2006, 2005 and 2004.

In November 2004, we entered into an agreement with John Kang, Chairman of our board of directors, in which Mr. Kang agreed that certain stock transactions by him in 2002 involving our common stock should have resulted in a liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (“Section 16(b)”). These transactions include Mr. Kang’s private sale of 285,715 shares of his personal Liquidmetal Technologies common stock to Growell Metal Co., Ltd. in February 2002, prior to our initial public offering. They also include Mr. Kang’s subsequent indirect purchase and disposition of Liquidmetal Technologies common stock in order to satisfy a personal agreement Mr. Kang made to Growell Metal in February 2002 regarding the guaranteed minimum value of the stock purchased by Growell Metal in February 2002 (the purchases and dispositions incident to this agreement occurred in August and November 2002, respectively). Lastly, the transactions include open-market purchases of an aggregate of 89,300 shares of our company’s common stock made by Mr. Kang in August 2002.

The Audit Committee of our board of directors conducted an independent inquiry into the above-described transactions with the aid of independent legal counsel and, as a result of such inquiry, the Audit Committee concluded that the transactions should have resulted in a liability to us under Section 16(b) in the amount of $0.3 million. Mr. Kang has acknowledged this liability, and in an agreement negotiated between Mr. Kang and the Audit Committee and approved by the full board of directors, Mr. Kang will pay this liability through periodic installments in 2005 and 2006. As a result, we accrued for the $0.3 million receivable in other assets and other income as of December 31, 2004. The above-described transactions involving Growell Metal was reported on a new Form 4 filed by Mr. Kang on November 15, 2004, and the open-market purchases were previously reported on a timely basis in August 2002. As of December 31, 2006, the outstanding amount of the receivable was $0.2 million. Subsequent to December 31, 2006, $0.1 million of Mr. Kang’s base salary was applied against the receivable.

During the year ended December 31, 2005, we executed a $0.2 million promissory note with CK Cho, a member of our board of directors, for working capital purposes. The note was due and paid in full as of June 20, 2005. The note had an annual rate of interest of 6% resulting in us paying approximately $2 thousand in interest. Further, during the year ended December 31, 2005, Mr. Cho advanced approximately $1.3 million to cover short-term liquidity needs. The advance were made without interest and were repaid as of December 31, 2005. As of both December 31, 2006 and 2005, Mr. Cho held $0.6 million of Senior Convertible Notes and holds 92,584 exercisable warrants.

During the year ended December 31, 2005, Ricardo Salas, our former President and Chief Executive Officer, and Young Ham, our former Chief Financial Officer, advanced us $0.1 million and $0.1 million to cover short-term liquidity needs, respectively.  The advances were made without interest and were repaid as of December 31, 2005.  During the year ended December 31, 2006, Mr. Salas advanced us $0.6 million to cover short-term liquidity needs.  We paid $0.1 million to Mr. Salas using 7.75% interest rate and, on December 1, 2006, the remaining balance of $0.5 million and its accrued interest of $9 thousand was converted into the 8% Unsecured Subordinated Notes.  Effective January 1, 2007, Mr. Salas began providing services to us as a consultant.  During the year ended December 31, 2006 Mr. Salas held $0.3 million of Senior Convertible Notes and $0.6 million of Unsecured Subordinated Notes as well as a total of 154,529 exercisable warrants.

During 2006, we purchased production supplies and molds from Grace Metal, Lead Metal, and SDM, which are controlled by an investor group which includes James Kang, a former director and officer of our company.  Mr. Kang is also a brother of John Kang, Chairman of the board of directors of our company. We purchased a total of $0.1 million for the three months ended March 31, 2007, of which $0.1 million is included in accounts payable and accrued liabilities as of March 31, 2007.  We purchased a total of $0.5 million for the year ended December 31, 2006, of which, $10 thousand is included in accounts payable and accrued liabilities at December 31, 2006.  Effective October 20, 2006, Mr. Kang began providing services to our company as a consultant.   During 2006, we incurred $33 thousand for his services as consultant.

During the second quarter of 2007, we entered into a transaction with Grace Metal, a South Korean corporation (“GM”), under which (i) GM agreed to purchase from us various equipment (including die casting machines and vacuum induction melters) used in our bulk amorphous alloy business segment and (ii) we granted GM a 10-year exclusive license to manufacture products made from bulk Liquidmetal alloys for customers whose principal headquarters or whose major operations are located in the South Korea.  The principal purposes of the transaction (“GM Transaction”), which closed on June 1, 2007, were to raise capital for us, to shift the cost and burden of our South Korean manufacturing operations to a third party as we prepare to shift manufacturing activities to China, and to provide a way to dispose of older casting equipment as we prepare to implement next-generation casting equipment.  Under an equipment purchase agreement between us and GM, GM agreed to buy the purchased equipment for a total purchase price of $2.0 million, of which $0.4 million is due in June 2007, with the balance being payable upon the commissioning of the purchased equipment, which we anticipate will be completed on or around the end of the first quarter of 2008.  The equipment purchase agreement provides that delivery of the equipment can be delayed to accommodate our continuing manufacturing needs, and it also provides that we will retain a security interest in the purchased equipment until full payment of the purchase price.

In consideration of the license agreement with GM, we will be entitled to royalty of 10% of GM’s net sales of licensed products (unless GM’s margin on the products falls below specified levels, in which case a new royalty will be negotiated in good faith).  The agreement provides that we may convert the license to a non-exclusive license in the event that the net sales in the second year of the contract or thereafter are not sufficient to result in royalties of $0.5 million or more per year.  The agreement also provides that GM will be required to purchase all alloy feedstock from us, and we will have the right to continue to manufacture Liquidmetal alloy products for South Korean customers until all purchased equipment has been commissioned.

Additionally, effective June 1, 2007, we discontinued our post-processing operation in Weihai, China and transferred our manufacturing staff and equipment in Weihai to GM under an amendment to the equipment purchase agreement with GM.  Further, we transferred certain of our manufacturing staff from our South Korean plant to GM.  As a result, GM assumed $0.4 million of accrued severance liability for the transferred employees. GM was formed by an investor group that includes the former founder and director of our company, James Kang, who is also the brother of John Kang, Chairman of the board of directors of our company. We have also changed the name of our South Korean subsidiary to Liquidmetal Technologies Korea Co., Ltd, which was formerly Liquidmetal Korea Co., Ltd.  GM will assume the name of Liquidmetal Korea to conduct business in South Korea.

We believe that each of the foregoing transactions was consummated on terms at least as favorable to us as we would expect to negotiate with unrelated third parties.

Review, Approval or Ratification of Transactions with Related Persons

Our policy is to require that any transaction with a related party required to be reported under applicable SEC rules, other than compensation-related matters, be reviewed and approved or ratified by our Audit Committee. Our Audit Committee has not adopted procedures for review of, or standards for approval of, these transactions, but instead reviews such transactions on a case by case basis. Our policy is to require that all compensation-related matters be recommended for board approval by our Compensation Committee. During the last fiscal year, no transactions with a related party have occurred that required a waiver of this policy nor have any transactions with a related party occurred in which we did not follow this policy.

INDEPENDENT PUBLIC ACCOUNTANTS

Choi, Kim & Park, LLP (“CKP”) served as our independent public accountants during the year ended December 31, 2006. In addition, CKP has been selected to serve as our independent public accountants for the 2007 fiscal year. We expect that representatives of CKP will be present at the annual meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Change of Independent Public Accountants

Stonefield Josephson, Inc. (“Stonefield”) was engaged in May 2004 and served as our independent public accountants during the years ended December 31, 2003 and 2004, and through December 1, 2005.

On November 23, 2005, Stonefield notified us that it would resign as our independent registered public accounting firm upon the completion of its review of our interim unaudited financial statements as of and for the three and nine month periods ended September 30, 2005.  Our interim unaudited financial statements as of and for the three and nine month periods ended September 30, 2005 were included in our report on Form 10-Q for the third quarter ended September 30, 2005 filed with the Securities and Exchange Commission on December 1, 2005, and our relationship with Stonefield was therefore effectively terminated as of December 1, 2005.

The reports of Stonefield with respect to our financial statements for the fiscal years ended December 31, 2003 and 2004 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except for an explanatory paragraph regarding our ability to continue as a going concern contained in Stonefield’s report on our financial statements and for a disclaimer of opinion made by Stonefield with respect to our internal controls over financial reporting and our assessment of those controls as of December 31, 2004.

From May 21, 2004, the date Stonefield was appointed as our independent auditors,  through the date of Stonefield’s resignation, there were no disagreements between us and Stonefield on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Stonefield, would have caused Stonefield to make reference to the subject matter of the disagreements in connection with its report on our financial statements for such years.

There were no “reportable events” as described under Item 304(a)(1)(v) of Regulation S-K occurring within the fiscal years ended December 31, 2004 and 2003 or within the subsequent interim period through the date of Stonefield’s resignation, except as follows:

Stonefield advised us that there were material weaknesses in our internal controls, mainly related to internal controls of our South Korean operations.  Therefore, Stonefield expanded the scope of its review of the interim unaudited financial statements as of and for the three and nine month periods ended September 30, 2005. The material deficiencies in our internal controls over financial reporting included the following:

a)                                                  Lack of adequate segregation of duties in our South Korean operations in accounts receivable, involving cash receipts, shipping, delivery of products, and customer invoice reconciliations;

b)                                                 Lack of adequate segregation of duties in our Coatings Division in Texas in order processing and invoicing;

c)                                                  Lack of adequate controls and documentation in our South Korean operations to evidence proper customer invoicing and revenue recognition in the proper period;

d)                                                 Lack of progress in documenting, assessing and evaluating our internal controls in our South Korean Operations evidenced by the aforementioned deficiencies of which remediation would need to be completed as of December 31, 2005;

e)                                                  Lack of sufficient controls over internal access to our SAP system of reporting by unauthorized users; and

f)                                                    The manual performance of numerous procedures that could be automated using current reporting systems.

In connection with the foregoing, Stonefield also advised us that it believed that we had made insufficient progress in documenting, assessing, and evaluating our internal controls over financial reporting for purposes of timely complying with Section 404 of the Sarbanes-Oxley Act of 2002.

Our Audit Committee discussed with Stonefield the matters disclosed above regarding Stonefield’s resignation.  We authorized Stonefield to respond fully to the inquiries of our successor accountant concerning the matters disclosed above.

Upon Stonefield’s resignation, our Audit Committee commenced an immediate search and on January 20, 2006, hired CKP as our new registered independent public accounting firm.

As of December 31, 2006, we had completed our documentation, assessment, and evaluation of our internal controls over financial reporting and had complied with Section 404 of the Sarbanes-Oxley Act of 2002.

CKP Fees for 2006:

The following table summarizes the aggregate fees billed to us by CKP for professional services rendered during the year ended December 31, 2006:

Fees	2006
Audit Fees (1)	$540,000

(1)          Audit Fees. Fees for audit services billed in 2006 consisted of:

•                  Audit of our financial statements for 2005;

•                  Review of our quarterly financial statements for 2006;

•                  Review of our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 for 2006;

•                  Review of our restatements of all quarterly and annual financial statements for 2004 and 2005 and the first quarterly financial statement for 2006; and

•                  Review of our S-1 filing for 2006.

Stonefield Fees for 2006 and 2005

The following table summarizes the aggregate fees billed to us by Stonefield for professional services rendered during the years ended December 31, 2006 and December 31, 2005:

Fees	2005	2006
Audit Fees (1)	$420,000	$132,000

(1)          Audit Fees. Fees for audit services billed in 2005 consisted of:

•                  Review of our quarterly financial statements for 2005; and

•                  Review of our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 for 2005.

Fees for services billed in 2006 consisted of:

•                  Review of our 2004 and 2005 numbers as included in our annual and quarterly financial statements for 2005 and 2006, respectively.

Audit Committee Pre-Approval Policies

Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent public accountants on a case-by-case basis.  Our Audit Committee approved 100% of the services performed by CKP and Stonefield in 2006 and 2005.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has:

(1)   reviewed and discussed the Company’s audited financial statements with management;

(2)   discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended; and

(3)   received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions described above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Dean G. Tanella, Audit Committee Member

Robert Biehl, Audit Committee Member

STOCKHOLDER PROPOSALS

Procedure for Submitting Stockholder Proposals

All notices of proposals by stockholders, whether or not to be included in our proxy materials, should be sent to the attention of the Secretary of our company at 30452 Esperanza, Rancho Santa Margarita, California 92688. Any such notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on our company’s books, of the stockholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (c) the class and number of shares of the company which are owned beneficially and of record by such stockholder of record and by the beneficial owner, if any, on whose behalf the proposal is made, and (d) any material interest of such stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made in such business. The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the procedures prescribed by the Bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

Deadline for Receipt of Stockholder Proposals

Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with the rules and regulations adopted by the Securities and Exchange Commission. Any proposal which an eligible stockholder desires to have included in our proxy statement and presented at the 2008 annual meeting of stockholders will be included in our proxy statement and related proxy card if it is received by us a reasonable time before we begin to print and send our proxy materials and if it complies with Securities and Exchange Commission rules regarding inclusion of proposals in proxy statements.

Other deadlines apply to the submission of stockholder proposals for the 2008 annual meeting that are not required to be included in our proxy statement under Securities and Exchange Commission rules. With respect to these stockholder proposals for the 2008 annual meeting, our bylaws provide certain requirements for advance notification by stockholders of business to be conducted at annual meetings but not necessarily included in our proxy statement. In order to be timely, a stockholder’s notice must be delivered to or mailed and received in writing by our Secretary at our principal executive offices not less than 120 days prior to the date of the meeting. These requirements are separate from and in addition to requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement.

OTHER MATTERS

If any other matters properly come before the annual meeting, it is intended that the shares represented by Proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

By Order of the Board of Directors,

/s/ Larry Buffington

Larry Buffington
President and Chief Executive Officer

October 12, 2007

LIQUIDMETAL® TECHNOLOGIES INC.

Proxy Solicited On Behalf Of the Board of Directors

For The Annual Meeting of Stockholders to Be

Held November 15th 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John Kang and Larry Buffington (or either of them) his/her true and lawful agent and proxy with full power of substitution to represent the undersigned at the Annual Meeting of Stockholders (and all adjournments or postponements thereof) to be held in the Meeting Room of the Courtyard Marriott, 27492 Portola Parkway, Foothill Ranch, California, on Thursday, November 15th at 10:00 a.m., P.S.T. on all matters coming before the meeting.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

Liquidmetal® Technologies Inc.

November 15, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

20500000000000000000 3	111507

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS: CLASS I TERM TO EXPIRE AT THE 2009 ANNUAL MEETING, CLASS II TERM TO EXPIRE AT THE 2010 ANNUAL MEETING AND CLASS III TERM TO EXPIRE AT THE 2008 ANNUAL MEETING

NOMINEES:
☐	FOR ALL NOMINEES	☐	Mr. Robert Biehl	Class I
		☐	John Kang	Class I
☐	WITHHOLD AUTHORITY	☐	Mr. CK Cho	Class II
	FOR ALL NOMINEES	☐	Mr. Dean G. Tanella	Class II
		☐	William Johnson, Ph.D	Class III
☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Please mark, sign, date and return this proxy. When properly completed, it will be voted exactly as you instruct. If you sign and return this proxy, without otherwise completing it, your shares will be voted FOR the proposal.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.